Exhibit 4.25

COLBY TRADING LTD
EUROSEAS LTD
November 1st, 2019
Dear Sirs
US$2,500,000 LOAN FACILITY
In accordance with our recent discussions, COLBY TRADING LTD, a Marshall Islands corporation (the `Lender’), is pleased to confirm that it will make available to EUROSEAS LTD, a Marshall Islands corporation (the “Borrower”), a loan facility of two million five hundred thousand United States Dollars (US$2,500,000): for the purpose of providing working capital financing upon and subject to the terms and conditions contained in this facility letter (the “Agreement”).
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1          In this Agreement:
“Availability Period” means the period commencing on the date of this Agreement and terminating on the earlier of (a) December 31, 2019 and (b) the date on which the Commitment is fully drawn, terminated or cancelled.
“Business Day” means a day (not being a Saturday or Sunday) on which banks and financial markets in New York, New York, are open for business and, in respect of a day on which a payment is required to be made hereunder, also a day on which banks and financial markets are open for business in New York, New York, London, England and Athens, Greece.
“Commitment” means the obligation of the Lender to make available the Loan to the Borrower up to the amount specified in Clause 2.1, as such amount may be reduced, terminated or cancelled in accordance with the terms of this Agreement.
“Dollars” and “$” means the lawful currency for the time being of the United States of America.

“Interest Period” means a period the commencement and length of which shall be determined in accordance with the provisions of Clause 3.2.
“Interest” means eight per cent (8%) per annum (365 day basis).
“Loan” means the principal amount borrowed by the Borrower under this Agreement or (as the context requires) the aggregate principal amount thereof from time to time outstanding hereunder.
“month” means a calendar month (however many days are comprised therein) save where the term is used to describe a period commencing on a given day, in which event the period shall commence on such day and end on the numerically corresponding day in the relevant succeeding calendar month, unless there is no such corresponding day, in which event such period shall be deemed to end on the last day of that succeeding calendar month.
“Taxes” includes any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature, excluding taxes imposed on or measured by the net income or capital gains of the Lender (and “tax” and “taxation” shall be construed accordingly).
1.2          In this Agreement, clause headings are inserted for convenience only and shall not affect the construction of this Agreement and, unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa. References to persons include references to bodies corporate and non-corporate.
ARTICLE 2
ADVANCE OF THE LOAN
2.1          Subject to the terms of this Agreement, and in reliance on the representations and warranties of the Borrower set out in Clause 6, the Lender agrees to make available to the Borrower a loan facility of a principal amount of two million five hundred thousand Dollars (US$2,500,000) in one advance.
2.2          The Borrower may make a request for the advancing of the Loan by sending to the Lender a duly completed notice of drawing (which shall be irrevocable) by facsimile (to be confirmed in writing), email or letter. Unless if the Lender agrees otherwise, such notice of drawing is to be received by the Lender not later than 11.00 A.M., New York time, two Business Days prior to the drawdown date relating to the Loan, provided that the Loan may only be made on a Business Day during the Availability Period.
2.3           Subject to the terms of this Agreement, the Lender shall make the proceeds of the Loan available to the Borrower for working capital purposes.

ARTICLE 3
INTEREST AND INTEREST PERIODS
3.1          Save as otherwise provided in this Agreement, the Borrower shall pay Interest on the unpaid principal amount of the Loan for each Interest Period relating thereto in arrears on the last day of such Interest Period until the Loan is paid in full (whether upon final maturity, by prepayment, acceleration or otherwise) which shall be in cash.
3.2          The duration of each Interest Period shall be 3 months. The first Interest Period shall commence on the drawdown date relating to the Loan and each subsequent Interest Period shall commence on the last day of the preceding Interest Period but:
  (a)          if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and
  (b)          an Interest Period shall end on the repayment date specified in Clause 4.1.
3.3           In the event that the Lender does not receive within three Business Days of a due date any sum due under this Agreement, the Borrower shall pay to the Lender on demand default interest on such sum from and including the due date therefor to the date of actual payment (as well after as before judgement) at the rate per annum equal to the aggregate of (a) three per cent (3%), plus (b) Interest, such rate to be recalculated on the same basis at the end of each such period until such sum is received by the Lender.
3.4         By written notice to the Lender at least five Business Days prior to any Interest Period, the Borrower may elect the add the amount of Interest due for such Interest Period to the outstanding principal amount of the Loan (the accreted amount of which shall thereafter bear interest at Interest Rate or the Default Rate, as applicable).
ARTICLE 4
REPAYMENT AND PREPAYMENT
4.1          The Borrower will repay the Loan to the Lender in full on December 31st, 2020.
4.2          The Borrower may prepay the whole or part of the Loan at any Interest Period provided it gives the Lender not less than five Business Days prior written notice.
4.3          Any notice of prepayment given under this clause shall be irrevocable and shall specify the date or dates when the relevant prepayment is to be made and the amount of that prepayment.
4.4          Any prepayment under this clause shall be made together with accrued interest on the amount prepaid and without premium or penalty.

4.5          Notwithstanding the foregoing, and only if the Borrower’s working capital is not sufficient to fully repay the Loan whilst still maintaining at least $500,000 in working capital, the Borrower at its option within three Business Days of the date when the Loan is due to be repaid may elect to convert whatever part of the outstanding principal amount of the Loan is required to ascertain that at least $500,000 remain as working capital, into shares of stock of the Borrower at a rate equal to 75% of the lowest closing share price of the Borrower for the prior last fifteen Business Days
4.6          By written notice to the Borrower at least five Business Days prior to any Interest Period, the Lender may elect to convert the outstanding principal amount of the Loan, or part of it, into shares of stock of the Borrower at a rate equal to the lowest closing share price of the Borrower for the prior last fifteen Business Days.
ARTICLE 5
CONDITIONS PRECEDENT
5.1          Unless the Lender agrees otherwise (and then on such terms and conditions as the Lender may determine it his sole discretion) the Borrower may not serve a notice of drawing, and the Lender shall not be under any obligation to advance the Loan hereunder, until the Lender has received, and found to be reasonably satisfactory, each of the following documents:
  (a)          a certified copy of a resolution of the Board of Directors of the Borrower approving this Agreement; and
  (b)          certified copies of all governmental and other consents, licenses, approval and authorizations required with respect to this Agreement; and
  (c)          the obligation of the Lender hereunder to make the Loan available is subject to the following further condition precedent that, both at the date of the notice of drawing and the drawdown date of the Loan, the representations and warranties of the Borrower in Clause 6 are true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting at the relevant date.
ARTICLE 6
REPRESENTATIONS
6.1          The Borrower hereby represents and warrants to the Lender (and so that such representations and warranties shall survive the execution of this Agreement) that:
  (a)          it is a body corporate duly organized and validly existing under the laws of the Marshall Islands and has full corporate power and authority to enter into, and perform all its obligations under, this Agreement;
  (b)          this Agreement creates legal, valid and binding obligations enforceable against it in accordance with their respective terms;

  (c)          the entry into and performance by it of this Agreement does not violate in any respect any law or regulation, its constitutional documents or any material agreement to which it is a party;
  (d)          all consents, licenses, approvals and authorizations required by Borrower in connection with this Agreement and the transactions contemplated hereby and thereby have been obtained and are in full force and effect; and
  (e)          no action, suit, proceeding or litigation is presently taking place or pending or, to its knowledge, is threatened against the Borrower, which if adversely determined would result in a material adverse effect on Borrower.
6.2          The Lender hereby represents and warrants to the Borrower (and so that such representations and warranties shall survive the execution of this Agreement) that:
  (a)          it is a body corporate duly organized and validly existing under the laws of the Marshall Islands and has full corporate power and authority to enter into, and perform all its obligations under, this Agreement;
  (b)          this Agreement creates legal, valid and binding obligations enforceable against it in accordance with their respective terms;
  (c)          the entry into and performance by it of this Agreement does not violate in any respect any law or regulation, its constitutional documents or any material agreement to which it is a party;
  (d)          all consents, licenses, approvals and authorizations required by Borrower in connection with this Agreement and the transactions contemplated hereby and thereby have been obtained and are in full force and effect; and
  (e)          no action, suit, proceeding or litigation is presently taking place or pending or, to its knowledge, is threatened against the Lender, which if adversely determined would result in a material adverse effect on Lender.
ARTICLE 7
UNDERTAKINGS
7.1          The Borrower undertakes that, so long as the Commitment is in force or any amount remains outstanding or payable under this Agreement, it will obtain and promptly renew from time to time to the extent required, all authorizations, approvals, consents and licenses required under any applicable law or regulation with respect to this Agreement and it shall comply with the terms of the same.

ARTICLE 8
PAYMENTS
8.1          All payments to be made by the Borrower to the Lender under this Agreement shall be made on the due date therefore in Dollars and in same day funds and to such account as the Lender shall specify and shall be made (a) without set-off, counterclaim or condition and (b) free and clear of, and without deduction for or on account of, any present or future Taxes, unless the Borrower is required by law or regulation to make payment subject to any Taxes, in which event such payment shall be increased by such amount as may be necessary to ensure that the Lender receives a net amount, free and clear of all Taxes, equal to the full amount which the Lender would have received had such payment not been subject to such Taxes. The Borrower shall indemnify the Lender against any liability of the Lender in respect of such Taxes and shall promptly supply the Lender with copies of applicable tax receipts.
8.2          If any sum payable by the Borrower under this Agreement shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.
8.3          All payments of Interest and any other payments hereunder of an annual or periodic nature shall accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed in a 365 day year.
8.4          The Borrower shall indemnify the Lender on demand against all costs, expenses, liabilities and losses (including loss of profit and funding losses) sustained or incurred by the Lender as a result of or in connection with: (a) the Loan not being borrowed on the date specified in the notice of drawing as a result of Borrower revoking its notice of drawing; and/or (b) the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period relating thereto or other relevant period; and/or (c) (as separate and independent obligation) any claim, order or judgement which results in any sum payable under this Agreement being paid in a currency other than the currency due under this Agreement.
ARTICLE 9
CHANGES IN CIRCUMSTANCES
9.1          If the Lender shall at any time reasonably determine based on the advice of its counsel, that (a) the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition of Taxes on payments hereunder), or (b) the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or any governmental, monetary or other authority (including any type or liquidity or capital adequacy controls or other banking or monetary controls) is to increase the cost to the Lender of making, funding or maintaining its commitment hereunder or being a party to this Agreement or on its capital, then the Lender shall notify the Borrower as soon as practicable thereof and the Borrower shall from time to time pay to the Lender within five Business Days such amounts as the Lender shall specify to be necessary to compensate the Lender for such increased cost or such reduction so long as such amount reflects a reasonable basis for the calculation thereof..
ARTICLE 10
FEES AND EXPENSES
10.1          The Borrower shall pay to the Lender all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Lender in connection with (a) negotiating, preparing and executing this Agreement, and (b) preserving or enforcing or attempting to preserve or enforce any of its rights under this Agreement. The Borrower shall also pay or indemnify the Lender against all stamp, documentary and other like duties and Taxes to which the Agreement may be subject or give rise.
ARTICLE 11
MISCELLANEOUS
11.1          Except as otherwise provided for in this Agreement, all notices or other communications under or in respect of this Agreement to either party hereto shall be in writing and shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when dispatched (in the case of facsimile) to the party to which it is addressed at such address as such party may hereafter specify for such purpose to the other by notice in writing. A written notice includes a notice by facsimile.
11.2           The Borrower hereby authorizes the Lender (without prior notice) to apply any credit balance in any currency (whether or not then due) which is at any time held by the Lender for the account of the Borrower in or towards satisfaction of any sums then due from the Borrower to the Lender under this Agreement and unpaid
11.3            A certificate or determination of the Lender as to any matter provided for in this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.
11.4           This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns and references in this Agreement to either of them shall be construed accordingly, provided that the Borrower may not assign or transfer any of its rights and/or obligations under this Agreement.
11.5            No delay or omission on the part of the Lender in exercising any right, power or remedy under this Agreement shall impair such right, power of remedy or be construed as a waiver thereof or of any other right, power or remedy.
11.6          If any one or more of the provisions in this Agreement is or becomes invalid, illegal of unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

11.7          This Agreement shall be governed by, and construed in accordance with the laws of England in relation to any dispute arising out of or in connection with this agreement, and for the exclusive benefit or the Lender, the Borrower hereby irrevocably and unconditionally (a) submits to the jurisdiction of the High Court of Justice in England, and waives any objection to proceedings with respect to this Agreement in such Court on the grounds of venue or inconvenient forum, and (b) appoints Hill Dickinson International currently at The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England, as its agent for service of process in respect of proceedings before such Courts and undertakes that, throughout the term of this Agreement Nothing in this Clause shall affect the right of the Lender to serve process in any manner permitted by law.
If you are in agreement with the above terms and condition, please sign and return the enclosed copy of this Agreement.
Yours faithfully,
COLBY TRADING LTD

By:	/s/ Nikaloos Pittan
Name: Nikaloos Pittan
Title: Attorney-in-fact

AGREED AND ACCEPTED
We refer to your letter dated November 1st, 2019 set out above and we confirm that we accept and agree to be bound by the terms and conditions thereof.
EUROSEAS LTD

By:	/s/ Aristides S. Pittan
Name: Aristides S. Pittan
Title: Attorney-in-fact

Dated: November 1st, 2019